THOMSON REUTERS
EDITED TRANSCRIPT
Q1 2019 LCI Industries Earnings Call

EVENT DATE/TIME: MAY 07, 2019 / 12:30PM GMT

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
CORPORATE PARTICIPANTS

Brian Michael Hall LCI Industries - CFO

Jason D. Lippert LCI Industries - CEO, President & Director

Victoria Sivrais Clermont Partners - Investor Relations

CONFERENCE CALL PARTICIPANTS

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

Brian Biros Thompson Research Group, LLC - Equity Analyst

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Frederick Charles Wightman Citigroup Inc, Research Division - Assistant VP & Analyst

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Tristan Thomas BMO Capital Markets -

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
PRESENTATION

Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the LCI Industries 2019 First Quarter Conference Call. (Operator Instructions) And as a reminder, this conference is being recorded.

Now it's my pleasure to turn the call to Victoria Sivrais.

Victoria Sivrais Clermont Partners - Investor Relations

Thank you, operator. Good morning, everyone, and welcome to LCI Industries 2019 first quarter conference call.

I am joined on the call today by members of LCI's management team, including Jason Lippert, CEO and Director; and Brian Hall, CFO.

Management will be discussing the results in just a moment. Supplementing our discussion today will be our earnings presentation, which is available on the Investor section of our website at www.lci1.com. I would like to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which would cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the company's earnings release, and in its annual report on Form 10-K and its other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert LCI Industries - CEO, President & Director

Good morning, everyone, and welcome to LCI's first quarter 2019 earnings call. We reported first quarter revenues of $592 million, down 9% compared to last year, representing a sequential improvement from the fourth quarter of 2018. Revenue softness this quarter was impacted by our OEM segment, where sales were down 11% to $532 million, due to lower RV production environment.

As a reminder, the first quarter of 2018, was the highest ever production quarter for the RV industry. In spite of this, we were able to substantially outperform the industry in the first quarter of 2019, when wholesale shipments were down 27%, as the industry continues to normalize inventory levels.

In this current quarter volume operating environment, our diversification strategy has proven critical and effective. In fact, in the first quarter, we delivered high double-digit growth in our adjacent markets, after market, international markets, together; which now make up about 40% of our last 12 months sales.

As we enter the prime retail selling season in the spring and summer, we believe that the channel inventories will begin to move toward more appropriate levels, and should be close to right size, as we enter Q4 this year. In addition, we're expecting OEM production rates to remain relatively consistent with current levels through the end of the second quarter.

The long-term outlook for the industry continues to be very positive, with younger buyers spending more of their disposable income on the RV lifestyle. KOA's annual report just highlighted several positive demographics for 2018, including an increase of almost 10 million households from

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
2014, that are camping households. In addition, they've cited that campers that camp 3 or more times a year, has increased by 70% in the same time period.

Despite near term cyclical challenges, we remain very well positioned with respect to the camping and RV demographics. Despite the difficult industry environment for RV, we have continued to explore content growth opportunities and capitalize on our innovative product offerings.

Content per towable RV increased to $3,504, and motorhome content increased to $2,500. Both year-over-year increase is a 6% and 7% respectively. These gains were driven largely by organically through the introduction of new products and continued development and innovation to existing products.

Our ability to continue to grow product content in light of the OEMs scaling back across the industry, it's truly a testament to the value of our products at LCI, as well as the strength of our innovation teams.

I'm proud of the commitment that our teams have to creating value-add, engineered products solutions that are both functional and innovative. And this commitment to excellence is allowing us to grow industry relationships and win market share.

Continued innovation and market share gains in awnings, doors, furniture's, steps, slides, leveling and Furrion products have had the largest impact. At the pace this has been going, I'm confident that we can continue to grow content per vehicle annually over the long-term, no matter what the wholesale environment.

In addition to content growth, one of the ways we've been able to outperform the industry is through our continued execution on our diversification strategy as we capitalized on the significant opportunities outside of North American RV customers.

As you know, for the last 7 years, we have been focused heavily on our diversification strategy and expanding into what we call adjacent industries. I'm pleased to report that we are well on our way to reach our goal of having RV OEM, make up just 40% of our total revenues by 2022.

In the first quarter, we continued to capitalize on our growing marine presence. In January, we announced a new branding strategy that will brand all current and future marine products made by both LCI and Taylor Made, under the Taylor Made name, which we feel is unmatched within the marine industry.

Throughout our branding discussions, we emphasized how important it was to continue to build upon our legacy of quality, performance, and superior service that the Taylor Made name has become synonymous with.

Taylor Made's reputation has steadily strengthen over the last 100 plus years. So combining the excellence in engineering and design, and breadth of products that LCI brings to the table, our marine product lines will continue to grow and evolve.

Revenue in our adjacent market category for the first quarter grew 19% year-over-year, illustrating strong growth as we continue to expand in this area. Residential, marine, cargo and equestrian trailers, bus and commercial vehicles, are all markets we are continuing working towards, providing more content with window and glass products, suspensions, seating and mattresses, to name a few.

One of the things we've done well over the years, is to modify existing products and move them into industries that are closely related to recreational vehicles. These are several markets that we feel we can have an immediate impact on, based on products that we are currently manufacturing and how well they fit into these new markets.

Our aftermarket business continued to grow nicely as well, with revenues rising 20%. We continue to be obsessive about building relationships with dealers and adding significant resources to our warehouses, technical training facilities and training teams, and call center teams.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
We offer broad, strong technical training programs to dealers in the aftermarket, which we believe is a key competitive advantage over the long-term.

In addition, we have a strong technology-driven customer service platform, that we feel have us leading our peers in this area. As we continue to put over $1 billion of RV parts into OEM products each year, we believe the replacement parts business will continue to grow and add meaningful margin to our bottom line.

Lastly, our International business grew 49% during the first quarter. Unlocking opportunities in Europe remains an important part of our diversification strategy. We're seeing traction with our new leadership structure in Europe and are continuing to evaluate our organic and inorganic growth opportunities in caravan, marine, and the train or rail markets.

The European market looks much like the North American RV opportunity did about 20 years ago, as the supply base is made of many small fragmented suppliers that can strategically be rolled up to create a larger and more strategic supplier with a focus on larger scale innovation to those markets.

At the same time, the OEMs can benefit from having more sophisticated supply chain and a larger and stronger partner with innovative products and talented leadership teams. Across all categories, we continue to focus on product innovation. And this is one of the ways we've been able to grow market share and content growth in this low volume environment.

Because of our rapid growth, we now have 19 different R&D centers across the company, and we are beginning a company initiative to leverage the teams and talent around R&D and innovation. Innovation and patents developed around existing product lines like steps, awnings, and doors, have produced new products that are nearly untouchable by our competition, while offering our customers never before available features and benefits.

We have a few products which we feel could be larger scale, that we're excited about to announce in the launch of early Q4.

Though operating margins were lower year-over-year by 110 basis points, they were in line with our expectations for the first quarter and represent a sequential improvement over Q4 2018. The main driver here continues to be the impact of material costs throughout 2018, primarily around steel and aluminum pricing.

Because of the pace, we were getting cost increases outpace the rate at which we could successfully put price increases into place with our customers, we felt the effect of these macro factors throughout the last 3 quarters of 2018.

LCI does not make decisions based on short-term profitability. But, rather, decisions are centered in maintaining our strong, long-standing customer relationships. And I believe we've struck the right balance as we navigate this challenging environment.

As we discussed on our fourth quarter call, we implemented the most recent phase of our pricing increases, relating to tariff and commodity impact on January 1st of this year, allowing us to capture some of the costs related to tariffs and commodity increases from 2018.

From an M&A perspective, we remain committed to exploring strategic acquisitions in a disciplined way, to follow our track record of successful inorganic growth.

We have in excess of $1 billion in realistic pipeline of strategic targets that span all LCI diversified markets. We're focused on acquisitions that are immediately accretive with great leadership teams that bolt-on to existing product lines or expand LCI into new products with existing customers or markets.

As we have in RV and marine, we feel we're capable of establishing market leadership positions in our adjacent markets, Europe and the aftermarket, through enhanced engineering and innovation capabilities.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
For example, this last year, we made our largest acquisition to date with Taylor Made, which accelerated our transformation and expansion into the marine markets. Even at the highest revenue on volume point in our cycle, we were able to execute a larger deal, acquiring a strong company with a strong history at about 6x on EBITDA.

As we continue to track along our stated capital allocation goals to invest in the business, reduce leverage, and return capital to shareholders, we remain confident in our ability to find and execute transactions that unlock value for shareholders and accelerate our growth strategy.

Last year, with our large investments, coupled with a sudden slowdown in the business, our free cash flow is approximately $37 million. As we're working inventories and CapEx down significantly in 2019, we expect to increase our free cash to over $200 million.

In closing, I want to thank all of our teams at LCI, for outperforming in tough industry environment, driving innovation, capturing operational efficiencies, and successfully executing on our diversification strategy.

Though we are eager to see the RV shipment environment normalize as we head into the busy season, it's the lower volume quarters in RV that illustrate the strength and success of our diversification strategy, as we are compared to the rest of our industry peers.

I'll now turn to, Brian Hall, our CFO, to discuss in more detail our first quarter financial results.

Brian Michael Hall LCI Industries - CFO

Thanks, Jason, and good morning, everyone. Over the next few minutes, I'll provide additional color regarding the financial results, as well as point out highlights of our cash flows and financial position.

Our consolidated net sales for the first quarter decreased 9% to $592 million compared to the prior year. The decline in year-over-year net sales reflected a 27% decrease in RV wholesale shipments, as dealers continue to normalize inventory levels, partially offset by continued growth in the company's adjacent OEM, aftermarket and international markets, as well as new product introductions and continued increases in content per RV unit.

Q1 2019 sales to RV OEMs declined 21% compared to the prior year, due to the previously mentioned correction in wholesale shipments. However, we are continuing to see growth in other markets as we execute on our diversification strategy.

Q1 2019 sales to adjacent markets grew 19% to $170 million compared to the prior year, while our first quarter aftermarket segment sales increased 20% to $60 million compared to the prior year. And international sales increased 49%. Acquired revenues were approximately $31 million, primarily impacting adjacent OEM and the aftermarket sales.

While macro factors such as consumer confidence, interest rates and fuel prices remain favorable for RV retail, the industry continues to be hampered by the dealer overstock and adverse weather.

Our sales to RV OEMs continue to outperform the industry due to increases in content per unit. Growth in furniture, awnings and Furrion products, continued to be the key contributors to the increase, partially offset by the continued shift towards more entry level product, which tend to carry less content per unit for LCI.

First quarter operating margins were negatively impacted by higher fixed costs absorption on the lower RV sales volumes compared to the prior year, as well as increased material and labor costs. That being said, these operating margins represented a sequential improvement over the prior quarter, as Jason mentioned.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
Our teams are continuing to implement cost management initiatives, which have lessened the impact of the decline in RV sales on margins for the quarter, including lean manufacturing initiative and increased use of automation. And have been working to continuously manage labor costs while supporting the growth of the business.

As the cost of steel and aluminum have continued to decline, our material margins are lagging the market due to the higher inventories built in anticipation of much higher industry output.

Improvement in material margin contributed minimally to the sequential quarter margin improvement. We're anticipating margin improvement resulting from the decrease in steel and aluminum to continue through the next 2 quarters.

Noncash depreciation and amortization was $18.4 million for the first quarter, while noncash stock based compensation expense was $3.7 million.

Q1 2019 diluted earnings per share totaled $1.38 per share compared to $1.86 per share in Q1 of 2018. With this decline largely impacted by the year-over-year decrease in operating margin.

It is also important to note the excess tax benefit from the vesting of stock-based awards contributed $0.13 per share in Q1 of 2018, compared to only $0.01 per share in the current quarter.

We have maintained a strong balance sheet and cash flows over the quarter. Cash generated by operating activities was $53 million, and we reinvested $24 million into the business through capital expenditures. Additionally, $15 million was returned to our shareholders in the form of dividends.

With our current leverage position relative to EBITDA of just over 1x, we're keeping the business in a comfortable position to continue to take advantage of strategic investment opportunities, both organic and inorganic.

That is the end of our prepared remarks. Carmen, we're ready to take questions. Thank you.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions) And we do have a question from the line of Gregory Badishkanian with Citi.

Frederick Charles Wightman Citigroup Inc, Research Division - Assistant VP & Analyst

It's actually Fred Wightman on for Greg. Just to start off, I think in the past you've talked about flat retail being achievable sort of on industry wide level. Can you just sort of talk about if you still think that's on the table and then anything you've sort of seen in March, April or maybe even early May results that would support that?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, Fred. Hey, it's Jason. Yes, we've been seeing flat to down a few points. I think that we might today modify that flat to down 5%. We're definitely more toward the down 3% to 5% percent range. April, by all counts on our end and all the different canvassing we've done with dealers and OEMs, retail for March was decent, for April it was decent. And again, historic -- compared to historic retail, it's good.

But there's no sign that it's going to -- that's going to be down further than that right now. But we're going to keep our eye on it and now we're comfortable where it's at right now.

Frederick Charles Wightman Citigroup Inc, Research Division - Assistant VP & Analyst

And then I think you'd mentioned OEM output is expected to be consistent through the end of 2Q. Are you guys talking about that on a percentage change basis, or is that actual unit output?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, I think when we saw the industry last year start to decline in and around May of last year, so the comps will get a little bit easier as we head into summer or is opposed or as compared to rates in March and April versus May, June. I think we're -- we might have another down day or 2, maybe 3 over the next couple of months than what we had last year. But no drastic changes in the next couple months compared to where we're at in March and April, which were more back on track and headed in the right direction.

Frederick Charles Wightman Citigroup Inc, Research Division - Assistant VP & Analyst

Then just finally, Jason, I think maybe I misheard you, but in your prepared remarks did you say dealer inventories would be close to rightsized by 4Q? I thought in the release it said 2Q, but maybe I --

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, by beginning of Q4, sometime in Q3 is what we're thinking. But it depends obviously on the activity for retail and wholesale over the next quarter and half.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call

Frederick Charles Wightman Citigroup Inc, Research Division - Assistant VP & Analyst

So throughout 2Q, things will continue to improve sometime in 3Q, sort of get to that equilibrium, and then entering 4Q you'll be good to go?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, as long as retail stays where it's at and sometimes we get notice very quickly about wholesale rate changes either for the positive or for the worst. So we really don't know until we hit it. But right now, we've got production schedules and things are -- and things have normalized for the most part on the manufacturing, wholesale and OEM side.

Operator

And our next question is from Kathryn Thompson with Thompson Research.

Brian Biros Thompson Research Group, LLC - Equity Analyst

This is actually Brian Biros on for Kathryn. On the gross margin side, looks like it improved 80 basis points in the quarter. Can you unpack any other components of that and how much of that is sustainable versus kind of a onetime benefit in the quarter? I assume a lot of that is pricing gains from the January 1st price increase. But is there anything else to think about and kind of what that might look like going forward would be helpful?

Brian Michael Hall LCI Industries - CFO

Hey, Brian, it's Brian. The biggest portion of the improvement sequentially, I would say, is coming from lean investments, automation investments, really leaning out a lot of our processes for this production level. So a lot of it's tied to labor along with the pricing adjustment that we put through, effective January 1, for tariffs.

So those couple of things and then throw on a little bit of material improvement. Ever so slightly we've been continuing to kind of chip away at our inventory, and I think we're down $35 million in just the last 2 months in inventory. So that's helping us get to some of those cheaper material cost.

But still on a quarterly basis, we've seen marginal improvement for materials. And a lot it is just been from rightsizing our business for this production level.

Jason D. Lippert LCI Industries - CEO, President & Director

And I would just add to that, that I think we rightsized a little bit quicker than the rest of the industry. We started back in late September, early October last year. We kind of threw out a wholesale total number for the business that was probably lower than what the industry association was forecasting and what some of the other people were forecasting, so I think the fact that we got to that quickly.

And we still expect to see more continuous improvement on our projects, and see our numbers get better from that standpoint. So that's why -- and I'd also add that January was atrocious, there was 8 total production days for us in that month and that's much lower than what we've seen in the past.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
So the fact that we just had a January that was real -- there was extra time off by the manufacturers and then we had several shutdown days due to winter weather. So January really weighted the quarter down and we would have normally had a little bit better month in there, so.

Brian Biros Thompson Research Group, LLC - Equity Analyst

And just one more from me, it's on the -- the content per unit, good numbers in the quarter. I think motorhome was up 7%. I mean, you can see it's a little down from I think last 6 quarters were up like double-digits. Is there anything to call out there? Is that just lapping the strong comp in Q1 '18 that I think was up 15%? Or is there, is there running out of stuff to put in the motorhome, is it kind of reaching the saturation point or anything to call out for that?

Brian Michael Hall LCI Industries - CFO

I'd tell you there's a couple of things there. One, as price increases were layered in, you started to see a little bump in the content which now we're pretty normalized there, so you see that fall off.

And the other thing that we've talked about a lot is that furniture has been a huge contributor to our content gains overall for the past, call it, 3 to 5 years. And we have very high market share in furniture today, and so you're starting to see a little bit of that tail off.

But what we're excited about is the innovation that's in the pipeline, the new products, so things that we think will continue to boost that number on a go-forward basis. So in the long term, we talk a lot about being in the 3% to 5% range is pretty reasonable for us to commit to. And I think that we can do better than that over time.

Jason D. Lippert LCI Industries - CEO, President & Director

And if you look at some of the opportunities we have on a our table with leveling, electric stabilization, some of the appliances that we're introducing over the next couple of quarters, there is still an excessive amount of content for us to get after and we continue -- we feel we can continue to add mid-to-high single-digit growth over the next several years in content growth.

Operator

And our next question is from Craig Kennison with Baird. Your line is open

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Jason, I wanted to ask about dealer inventory turns just based on the work you've done, to understand the retail and inventory dynamic. Where do you see turns today in the channel versus maybe this time last year?

Brian Michael Hall LCI Industries - CFO

Hey, Craig, it's Brian. I think that turns are getting a little bit better as they work down the inventory. Everybody always talks about that magic 2 turns a year number. My sense is, and I know you and I have talked about it, that given the capacity that the industry has from the OEMs perspective and the shorter lead times needed, that there's an opportunity for dealers to do even better there, just how quickly they can get new product.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
So what that magic number is going forward, I don't know. It's certainly gotten better. And as we work through and normalize inventories, I am sure that it'd be around that 2 or maybe even (inaudible). Just because I think there is an opportunity for the industry as a whole to do better.

Jason D. Lippert LCI Industries - CEO, President & Director

And in the upcoming quarter, I think that one of the biggest things to note is that the industry is phenomenal at adjusting and reacting. So sometimes we don't get the forecast right and can't see the future as good as everybody would like us to see it. But at the end of the day, when the dealers start making adjustments, the OEMs and suppliers make adjustments, we get where we need to be in a relatively quick fashion.

So what we see out there right now is dealers pulling back on inventory, probably little bit more than normal because of interest rates and some other factors, and just a little bit of trepidation about what's coming. But that's ultimately healthy for the business, and wholesale rates are -- and manufacturing rates are adjusting to meet the new demand.

And it's still going to be a 5th best year on record likely, so I think we got to keep that in mind.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Could you help us frame the environment from an OEM's perspective? What is the lead time today maybe versus this time last year? How quickly can dealers get inventory on demand if retail comes back?

Jason D. Lippert LCI Industries - CEO, President & Director

Because of the excess capacity, the dealers can get product pretty quickly. And everybody has got extra capacity, so they have kind of their pick. Their ordering behavior reflects that. So I can't tell you the time frame, but when you look at last year first quarter, when people were worried about getting their products, "Hey, if I order it now, maybe I will get it in 6 to 10 weeks depending on the product at the manufacturer." Today they can get it easily in a couple of weeks if they need it probably.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

And then my last question is on the aftermarket and your strategy there. If we just look at new and used RV trends in retail in the last few years, the mix has been decidedly in favor of new product. But we're seeing some dealer shift, their emphasis to used as well. To what extent do used transactions create an opportunity in the same way that new transactions create an opportunity in the context of your aftermarket business?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, so with respect to aftermarket content, we have -- you look at a trade happens, dealer gets a used product. If they want a good chance of selling that -- and from what I understand in talking to a lot of dealers, the margins on used are every bit as good as new for the most part.

So if they want to get that margin and get that opportunity, they're typically looking and dressing some of the things up in the RV. And a lot of those products, be it interior, exterior are LCI products, you look at furniture, you look at mattress -- mattress is probably the first 2 things that you're going to change in an RV to freshen the look up and make it look a little bit newer. On the exterior, whether it's adding other products like jacks or leveling, anything like that, we have those products.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
And we're trying to access more non-traditional products for LCI through the aftermarket channel. Because at the end of the day, the dealers and the wholesale distributors, they have 100'] of 1,000's of SKUs, because they're not just trying to buy components for new products. They're trying to buy components for products that have been on the market for a decade.

So they've got to hold a lot more SKUs and it's in their best interest to consolidate the supply base there. So we tend to take on more product lines and opportunities there because they just want to deal with fewer suppliers.

So we love the used the opportunity and a lot of our products play right into that strategy, so. And there is a significant market there. Obviously, the used markets, I think almost as sizable as the new market.

Operator

And our next question is from Daniel Moore with CJS Securities.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

Wanted to maybe switch gears a little bit, Jason, to Europe. And just update us on the health and outlook for growth in the caravan market, number one. Number 2, are you seeing any pick up in, or acceleration in penetration or opportunity set for slide-out penetration? And I guess 3rd is, as you've learned more about the market and expanded some of the offerings, has the total addressable market changed over the last year or 2?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, so I'll start with the European caravan market. In general, it feels like the wholesale activity is kind of slowed down to a flat, flattish type growth right now, which is still decent.

The opportunity for us is that it's a new market for us. Much like RV's, 20 years ago for LCI, even in the slow times we grew because there was lots of acquisition opportunities in that, lots of organic growth opportunities. And the same holds true for Europe right now, for us.

With respect to slide outs, it's still one of those things that we're continuing to work with the industry and industry players over there on slide out technology, and we're making gradual progress.

I think that the fact that Thor owns Hymer over there now is a big opportunity for us, because we now have somebody that owns a substantial player in Europe that is very familiar with slide-out technology. So those conversations have commenced, and we'll see where that goes.

But it's a lot better opportunity for us with Thor owning Hymer than just trying to penetrate the Europe market without a North American owner in there.

And then finally, in R&D, in general, we -- one of the things we've done as we started to roll up some of the supply base over there to start R&D. So we have many projects going on inside and outside the RV business with respect to currently our Italian manufacturing base.

So we've got slide-outs, and we've got bike racks, and we've got -- we're actually working on some beds for some cruise ships over there. So just having an R&D based in Europe, and we're transitioning a lot of the knowhow and the R&D growth path and trajectory that we had in the U.S., over there. We think that we'll see some good fruit from that over the coming years.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

And then, Brian, just like last quarter, you gave us a little bit of -- kind of a bracket of gross margin improvement sequentially, as we looked from Q1 to -- Q4 to Q1. Given where shipments are, still working through some high cost inventories, any cadence with regard to gross margin improvement or just the sequential trends as relative to Q1?

Brian Michael Hall LCI Industries - CFO

Yes, I mean, I think that we've put forth a lot of effort to get a lot of the line items on the P&L in line with these production rates. So I don't anticipate a lot of change there. Any volume one way or the other is obviously going to help or hurt us from a fixed cost perspective.

But I do see the one mover is going to be materials, we've just been steadily chipping away at that. And what's been on a year-over-year basis, we've talked about it being 20 basis points better, and then 40 basis points better. This quarter from Q1 versus Q4, sequentially, it got a little bit better.

So I expect that to continue during the next couple of quarters somewhere in that range of adding -- call it somewhere around 50 basis points, the 30 basis points of margin improvement. So we're slowly getting there. But that's kind of what I'm seeing in the next couple quarters.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research

And lastly from me and I'll jump back. Given the sharp pullback in wholesale, any changes in the OEMs willingness or pushback on price increases, or is that relationship generally held steady with historics?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, that always happens on a pretty regular cadence stance. So it's -- some of it is timing through index agreements and things like that, that we've got set up on multiple products. And the rest of it is just based on when we get rid of higher price inventory and move into some of the lower price stuff and vice versa.

I did want to mention to not to go back to the Europe. We also made the announcement earlier this year that we hired a German leader that was actually an ex-Hymer executive. So we did that strategically to make sure that we transition that relationship probably better than we would have trying to operate out of Italy.

And then we are looking at German based manufacturers in RV, rail and marine businesses in Germany as well. And having German leadership or having a German leader in that space will help us start to navigate and make good on some acquisitions and business development there as well.

Operator

And our next question is from Scott Stember with CL King.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
Jason, could you just go back to your comments, you had said that March and April were decent. So I'm just trying to get a sense, are we talking -- and again, you probably would have to frame this a little bit just because you're not out in the front lines yourself with the -- you think they were up a little bit, down a little bit, or are we thinking anywhere between down a couple and up a couple percentage points?

Jason D. Lippert LCI Industries - CEO, President & Director

You're speaking about wholesale?

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Retail.

Jason D. Lippert LCI Industries - CEO, President & Director

Retail, it's hard to say because we just don't have the numbers. All I can tell you is that it feels like, again, maybe flattish to down 5 from where we were last year, this time. I mean, all I have to gauge that out just canvassing dealers and OEMs. The bigger OEMs have been pretty positive about retail, so it's hard to say. I think with the retail numbers come out maybe even today for March, so -- we look for the big differentials and whether they're concerning going down or just they're overly optimistic and retail is exploding.

And we're just waiting, kind of, for the other shoe to drop when inventory corrects, and then we wait to see if the dealers are going to invest back in inventory. That's kind of what we're waiting for, and we don't anticipate having the -- see some of that activity around those decisions until later in the next couple of quarters.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

And Brian, on the SG&A front, up 190 basis points. But it seems like it was probably something more than just lost leverage in there, because the absolute dollar figure on 10% lower sales than last year was up about $5 million. So was there any R&D related costs and are there any one-time items in there that we could try to get a sense of where we could look for SG&A to be for the rest of the year or at least on the quarters coming up?

Brian Michael Hall LCI Industries - CFO

Yes, I mean, I think if you go back through 2018 and look at on a -- just a pure dollar basis at those production levels, it was, I want to say, approximately $80 million to $85 million per quarter. Q4 was a little different, because we had some unusual things going on but -- so kind of $80 million to $85 million range is where I've expected to be. Now I would say Q1 is a little high, we had some one-time things and couple of things, it's really a culmination of about 4 different things. So looking at some acquisition costs, some relatively higher IT costs with some licenses et cetera, and little bit of some bonus adjustment there.

But none of them individually all that material, but you put them all together and you're maybe getting a $3 million to $4 million of higher SG&A cost. So I would expect a little bit of that to come out going forward, but still kind of to stay within that range.

I mean we've maintained the structure, we're focused on the long-term, we've got a lot of acquisitions in the pipeline and opportunities there, so a lot of those costs we've elected to not pull back on some of those more strategic items. So I expect it to remain within that range, but relatively consistent throughout the year.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call

Jason D. Lippert LCI Industries - CEO, President & Director

Our plan is still to -- to Brian's comment, our plan is still to continue to grow, especially in all the markets that we're already heavily growing in aftermarket, Europe, and the adjacent market. So we got to have some backbone there and we still got to build in some areas. So, yes.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

And just lastly, talk about the end markets and in your adjacencies you mentioned a whole slew of areas that you're growing in right now, whether it's boats or what not. Maybe just talk about how in demand in some of those bigger markets are?

Jason D. Lippert LCI Industries - CEO, President & Director

Sure, so we still -- in the adjacent side of the business, you look at marine, it's still a big opportunity for us. We made the Taylor Made acquisition last year, which is our largest acquisition. That's presented a ton of opportunities for us because it's just introduced us to a lot of customers that we didn't have any correspondence with before.

So we're able to cross-sell some of our other products into those markets and really we've vamped up R&D there as well for Taylor Made and have used some capital for R&D projects. And they have some divisions over in Europe, so that's helped us get in the marine over in Europe and start doing some things over there.

And then you look at cargo trailers, which we've been in. Any kind of trailer product that's towed behind a vehicle, cargo, equestrian, landscape, otherwise. We've got a pretty significant growth in that market as well around steel and suspension products.

Buses are still a growing area for us. And then you look at rail, we purchased a company several years ago in Italy that was connected to all the train manufacturers and building windows. So as the rail project expand across all continents; really, India, U.S., there is significant rail activity going on.

We're getting looks at all those projects and several in North America even because of the name, brand of the company that we bought the windows, the window manufacturer from several years ago. So each time we get into a new market or a new customer through an acquisition, we're able to apply synergies and some of our resources that we've got in other parts of the business to help grow those businesses even more.

Operator

And our next question is from Bret Jordan with Jefferies.

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

On the U.S. aftermarket, could you sort of maybe frame that size and growth rate? Is it benefiting from the sell-in of number of years of record new volume, trailing 6 or 7 years?

Brian Michael Hall LCI Industries - CFO

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
Yes, I mean, we certainly look at that opportunity in the aftermarket business, which isn't very well defined because we've got millions of units out there being used. And it's been tough to figure out what the true opportunity is for us. But we've talked about it as being close to $1 billion opportunity.

And certainly I think that given the age of a lot of those units and the replacement cycle that's, we benefit from that. So when you carve out acquisitions and things that have impacted that, the growth for us over the years, we still continue on an organic basis to click off anywhere from 15% to 20% year-over-year growth rate within that space.

And the more product we put out there, the more new products that we introduce that are with aftermarket in the design plans, where we didn't used to do that, it just creates more opportunities.

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, I think you just have to keep going back in looking at 1 billion and close to 1.5 billion of RV OEM components going into new vehicles every year, a substantial amount of those components will wear out and need replacement parts. And we're the only replacement choice in a lot of those cases.

And like I mentioned earlier in some other comments, we are constantly working with all customers in the OEM space to take on more of that volume, even stuff that we're not traditionally manufacturers of, because they just would prefer to simplify the supply base as complex as that is for millions of SKUs over decades of production for all sorts of component parts, and that's just RV.

So if you look at marine and rail and buses and cargo trailers and some of the other OEM businesses that we're in, all those businesses have aftermarkets. And our growth in those markets, while small today, or some of those numbers are small today as they continue to get more meaningful like the RV business has. The aftermarkets are going to grow on our influence, and those aftermarkets will be all that more meaningful and our margins are bigger there.

So I think it's an awesome opportunity for us, like Brian mentioned. We kind of talked about it, hard to know the exact size of all those aftermarkets, so we kind of talk about it as a $1 billion opportunity here with meaningful margins.

Bret David Jordan Jefferies LLC, Research Division - Equity Analyst

And, Brian, I think you commented about 8 production days in January. How many lost to weather versus scheduled loss in that month?

Brian Michael Hall LCI Industries - CFO

I want to say weather was 4 day -- 3 or 4 days. It was probably at the end, yes.

Operator

(Operator Instructions). And our next question is from Steve O'Hara with Sidoti & Company.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
I think I had a bad connection. But I'm just curious if you talked about your content per unit in marine? And maybe if you haven't broken that out yet, when you might expect to and maybe how that's progressed?

Brian Michael Hall LCI Industries - CFO

Hey, Steve, it's Brian. We haven't really put out anything specific on it. But I can tell you we have looked at it. The content growth over the last 4 years is pretty substantial. But if you think about a lot of these furniture sets and what we put into the pontoon space, which is over 50,000 units a year, we're easily in excess of a couple $1,000 per unit. It's just making sure that we define the units appropriately, so there will be more to come on that.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

And then maybe, I mean, it seems like, again, if you said it, I apologize. But in terms of your expectations for full year, retail and RV, did you talk about that at all in terms of what you expect the year to be?

Jason D. Lippert LCI Industries - CEO, President & Director

Full year retail? Yes, I think, what we -- what we said pretty consistently is, flat to down 5%. So that's where we're at today, might change next quarter. But the next couple of months really tell us a lot about summer retail activity, which is typically the busiest part of the year for retail.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

And then, I mean, in terms of the -- I mean, I guess, if you think about the progression of the inventory issue, and I mean there was some debate about it last year in terms of whether there was an inventory issue, and then -- and I think generally for the industry. And then now we've kind of moved to the fact that, yes, there is an inventory issue and correction.

And I'm just wondering, what confidence do you have that this is that and not a demand driven issue that the dealers are seeing and maybe they're not being as forthright about or something like that? I guess I'm just wondering, are we progressing to that type of an issue or are you still very confident that it's an inventory issue?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, I don't think. Yes, we don't believe it to be a demand issue. And a lot a lot of it's just because the dealers are telling us they're reducing inventory significantly, again, due to interest and some interest rates or some of the other things that they're dealing with today that they haven't in the past.

And if you look at retail, compared to the last couple years, it's relatively in line. And we're talking about some of the best retail years the industry has had. So I think, against the backdrop of a really strong retail and a really strong wholesale, we have to temper the environment, the way we look at the environment we're in today. Because, again, we're looking at a 5th best year on record this year, which is something I think we all can feel pretty good about.

Still some opportunity out there and the industry continues to stay really-really solid at finding new opportunities and new products to fill some of the entry level demand and continue to bring more people into the market through entry level products that will eventually pull them in on mid-to- higher level units.

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
I talked to a retail owner this morning that has owned RV's, had 12 RV's over the last 30 years. And everybody gets in through an entry level product. That's what gets people into the business. And the industry and the OEMs and the dealers are doing a great job at marketing the younger consumers and families and pulling them into the lifestyle.

Operator

And our next question is from Tristan Thomas with BMO Capital Markets.

Tristan Thomas BMO Capital Markets -

Just had a one quick question. And I apologize and I missed this. I was just wondering, could you maybe talk about the potential impact of the China tariffs increasing to 25%?

Jason D. Lippert LCI Industries - CEO, President & Director

Sure. Well, Tristan, I guess your guess is as good as ours. I think he's playing a game right now, but we'd just have to wait and see. All I can tell you from a business perspective is, we have already had the conversations with our customers. It was last Q3 or Q4, as we started to implement some of the 10% tariffs.

So if they do indeed go to 25%, and we've had a lot of those conversations, none of us in the industry want to see that because it's ultimately bad for the consumer prices. And we'd have to make a lot of adjustments in the business to make sure that prices are -- priced right for the retail consumers.

But at the end of the day, everybody in the industry is ready for it as a possibility. We won't have to have 3 months or 4 months of conversations with customers to figure this out, because we've already had them. So does that answer your question?

Tristan Thomas BMO Capital Markets -

Yes, I mean, I guess I was also kind of wondering what the 10% tariff, what that impact was on retail and potentially what incremental price increases could further impact the retail?

Jason D. Lippert LCI Industries - CEO, President & Director

I think it was probably -- we probably as an industry mitigated 50% of that through just looking at other options and alternatives for components and some of the de-contenting that happened on the OEM side, where they just -- to keep the price points normalized, they just took some of the bells and whistles and features out of the RVs, stuff that maybe the consumers wouldn't really notice that much, but enough to keep the price points stabilized, so that they didn't feel that impact. But I'd say 50% or greater was mitigated.

Tristan Thomas BMO Capital Markets -

Okay. So roughly 50% and roughly 5% of the tariff was a price (inaudible)

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, half of the -- yes, half of the tariff impact or better.

Operator

Thank you. And this ends our Q&A session for today. I would like to turn the call back to Jason Lippert, for his final remarks.

Jason D. Lippert LCI Industries - CEO, President & Director

Everybody, thanks for tuning in on the call today. We'll be excited to talk next quarter when we announce Q2 earnings. Thank you.

Operator

And with that, ladies and gentlemen, we thank you for participating in today's conference. This concludes the program, and you may all disconnect. Have a wonderful day.

Editor

Company disclaimer

Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on

MAY 07, 2019 / 12:30PM GMT, Q1 2019 LCI Industries Earnings Call
Form 10-K for the year ended December 31, 2018, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS THOMSON REUTERS'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
©2019 Thomson Reuters. All Rights Reserved.